EXHIBIT 4.3
SUPPLEMENTAL INDENTURE NO. 1
SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”) dated as of May 1, 2024, among each Subsidiary Guarantor listed on Schedule 1 hereto (the “Released Guarantors”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 172 865 (together with any successor thereto, the “Issuer”), MALLINCKRODT CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (together with any successor thereto, the “US Co-Issuer”, and together with the Issuer, the “Issuers”), Wilmington Savings Fund Society FSB, as first lien trustee (the “Trustee”) and Acquiom Agency Services LLC, as collateral agent (the “Collateral Agent”) under the Indenture referred to below.
W I T N E S S E T H :
WHEREAS the Issuers, certain Guarantors, the Trustee and the Collateral Agent have heretofore executed an indenture, dated as of November 14, 2023 (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), providing for the issuance of the Issuers’ 14.750% First Lien Senior Secured Notes due 2028 (the “Notes”), initially in the aggregate principal amount of $778,620,219;
WHEREAS Section 12.02(b) of the Indenture provides that the Guarantee of any Guarantor shall automatically terminate and be of no further force or effect and such Guarantor shall be automatically released from all obligations under Article XII of the Indenture upon, inter alia, such Guarantor being designated as an “Unrestricted Subsidiary” under the Indenture in accordance with the requirements set forth therein;
WHEREAS Section 12.02(b) of the Indenture provides that the Liens securing the Notes will automatically be released as to any property that (i) is owned by a Guarantor that has been released from its Guarantee and (ii) becomes Excluded Securities, including (subject to certain limitations) any Equity Interests of any Unrestricted Subsidiary;
WHEREAS pursuant to that certain Notice of Designation and Officer’s Certificate, dated as of May 1, 2023 (the “Designation Notice”), from the Parent and the Issuer to the Trustee and the Collateral Agent, the Parent and the Issuer have designated each Released Guarantor as an “Unrestricted Subsidiary” under the Indenture (the “Designation”);
WHEREAS, as a result of the Designation, each Released Guarantor is an Unrestricted Subsidiary;
WHEREAS the Designation is not in violation of, and is permitted by, the Indenture;
WHEREAS, in connection with the Designation, the Collateral Agent and the Trustee shall substantially concurrently herewith enter into and acknowledge, as applicable, (i) that certain Partial Release of Collateral and Guarantor Release, dated as of the date hereof (the “Collateral Release Document”) and (ii) those two certain Deeds of Release, dated as of the date hereof (the “UK Deeds of Release”);
WHEREAS the Issuer desires and has requested the Trustee and the Collateral Agent to join in entering into this Supplemental Indenture for the purpose of evidencing (i) the termination of the Released Guarantors’ Guarantees and the release of the Released Guarantors from all obligations under Article XII of the Indenture and (ii) the discharge, termination and release of all Liens on Collateral Granted by the Released Guarantors under the Note Documents;
WHEREAS, Section 9.01 of the Indenture provides that the Issuer may direct the Trustee and the Collateral Agent to, and at such direction, the Trustee and the Collateral Agent shall, enter into an amendment to any of the Note Documents, to (i) provide for the release of First Lien Collateral from the Lien pursuant to the Indenture, the First Lien Collateral Documents and the Intercreditor Agreements when permitted or required by the First Lien Collateral Documents, the Indenture or the Intercreditor Agreements and to (ii) confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture, the First Lien Collateral Documents or the Intercreditor Agreements, as applicable;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Released Guarantors, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.    Defined Terms. Terms defined in the Indenture and not otherwise defined in this Supplemental Indenture shall have the meanings assigned thereto in the Indenture, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.    Release of Guarantors and Collateral. The parties hereto agree that (1) the Guarantee of each Released Guarantor is hereby automatically terminated and of no further force or effect and each Released Guarantor is hereby and without further action released from all obligations under the Indenture (including, without limitation, Article XII of the Indenture) and (2) all Liens, security interests, pledges, mortgages and other encumbrances, all of any kind, nature or description in (i) any First Lien Collateral granted by each of the Released Guarantors or (ii) any Equity Interests of the Released Guarantors, in each case under the Note Documents (including, without limitation, Article XIII of the Indenture) shall be automatically and irrevocably discharged, terminated and irrevocably released, and the Collateral Agent agrees to take all actions specified in the Collateral Release Document and the UK Deeds of Release to effectuate the foregoing).
3.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
4.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.
5.    Trustee Makes No Representation. The Trustee, at the direction of the Issuers, accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers and the Released Guarantors, in each case, by action or otherwise, (iii) the due execution hereof by the Issuers and the Released Guarantors or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
6.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
7.    Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	/s/ Adrian O’Sullivan

Name: Adrian O’Sullivan

Title: Director

MALLINCKRODT CB LLC

By:	/s/ Bryan M. Reasons

Name: Bryan M. Reasons

Title: Manager

MKG MEDICAL UK LTD
MUSHI UK HOLDINGS LIMITED
MALLINCKRODT ENTERPRISES UK LIMITED
MALLINCKRODT ARD HOLDINGS LIMITED

By:	/s/ Toby Godrich

Name: Toby Godrich

Title: Director

MALLINCKRODT WINDSOR S.À R.L.

By:	/s/ Adrian O’Sullivan

Name: Adrian O’Sullivan

Title: Director

[Signature Page to Supplemental Indenture No. 1]

WILMINGTON SAVINGS FUND SOCIETY FSB, not in its individual capacity, but solely as Trustee

By:	/s/ Raye Goldsborough

Name: Raye Goldsborough

Title: Director

Acquiom Agency Services LLC, not in its individual capacity, but solely as Collateral Agent

By:	/s/ Beth Cesari

Name: Beth Cesari

Title: Senior Director

[Signature Page to Supplemental Indenture No. 1]

Schedule 1
MKG Medical UK Ltd
MUSHI UK Holdings Limited
Mallinckrodt Enterprises UK Limited
[Signature Page to Supplemental Indenture No. 1]